                                                                      EXHIBIT 11

                     ITT INDUSTRIES, INC. AND SUBSIDIARIES

                    CALCULATION OF EARNINGS (LOSS) PER SHARE
                        (IN MILLIONS, EXCEPT PER SHARE)

                                                         THREE MONTHS
                                                             ENDED           SIX MONTHS ENDED
                                                           JUNE 30,              JUNE 30,
                                                       -----------------     -----------------
                                                        1997       1996       1997       1996
                                                       ------     ------     ------     ------
PRIMARY BASIS --
  Net income.......................................    $ 82.6     $ 67.7     $126.9     $107.7
                                                       ------     ------     ------     ------
  Average common shares outstanding................     118.4      117.9      118.4      117.7
  Common shares issuable in respect to common stock
     equivalents...................................       2.1        2.9        2.2        2.8
                                                       ------     ------     ------     ------
  Average common equivalent shares.................     120.5      120.8      120.6      120.5
                                                       ------     ------     ------     ------
Earnings Per Share
  Net income.......................................    $  .68     $  .56     $ 1.05     $  .89
                                                       ======     ======     ======     ======
FULLY DILUTED BASIS --
  Net income.......................................    $ 82.6     $ 67.7     $126.9     $107.7
                                                       ------     ------     ------     ------
  Average common equivalent shares.................     120.5      120.8      120.6      120.5
  Additional common shares issuable assuming full
     dilution......................................        .2         --         .2         --
                                                       ------     ------     ------     ------
  Average common equivalent shares assuming full
     dilution......................................     120.7      120.8      120.8      120.5
                                                       ------     ------     ------     ------
Earnings Per Share
  Net income.......................................    $  .68     $  .56     $ 1.05     $  .89
                                                       ======     ======     ======     ======

     With respect to options, it is assumed that the proceeds to be received upon exercise are used to acquire common stock of the Company. The dilutive nature of securities is determined quarterly based on the forecast of annual earnings.

                                       10